As filed with the Securities and Exchange Commission on December 21, 1999

                                                  Registration No. 333-
=============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                               Xerox Corporation
             (Exact name of registrant as specified in its charter)

            New York                                 16-0468020
  (State or other jurisdiction         (I.R.S. Employer Identification No.)
 of incorporation or organization)

     P.O. Box 1600, 800 Long Ridge Road, Stamford, Connecticut  06904-1600
              (Address of Principal Executive Offices)          (Zip Code)

                Xerox Corporation 1998 Employee Stock Option Plan
                           (Full title of the plan)

                              Martin S. Wagner
                            Assistant Secretary
                              Xerox Corporation
                                P.O. Box 1600
                         Stamford, Connecticut 06904
                   (Name and address of agent for service)

                               (203) 968-3000
        (Telephone number, including area code, of agent for service)
                               ---------------

                       CALCULATION OF REGISTRATION FEE

============================================================================
                                 Proposed      Proposed
Title of                         maximum       maximum
securities                       offering      aggregate      Amount of
to be          Amount to be      price         offering       registration
registered     registered        per share(1)  price(1)       fee
----------------------------------------------------------------------------

Common Stock,  25,000,000 shares $21.16        $529,000,000   $139,656
$1 par value
============================================================================

Notes:

     (1) Estimated using the average of the high and low prices for Xerox Corporation Common Stock on the New York Stock Exchange on December 20, 1999 solely for purposes of determining the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act.

                        STATEMENT PURSUANT TO RULE 429

     The reoffer prospectus included in this Registration Statement is a combined prospectus which also relates to 6,736,907 shares of Common Stock previously registered under the Registrant's registration statements on Form S-8 (file nos. 33-44313, 33-44314 and 333-22313). A registration fee of $44,589 was paid upon the filing of the prior registration statements. This Registration Statement also constitutes Post-Effective Amendment No. 1 with respect to such prior registration statements on Form S-8 (file nos. 33-44313, 33-44314 and 333-22313).

                                                      Rule 424(b)(3)
                                                      File Nos. 333-     ,
                                                                333-22313,
                                                                 33-44313 and
                                                                 33-44314

PROSPECTUS

                              XEROX CORPORATION

                             800 Long Ridge Road
                        Stamford, Connecticut  06904
                               (203) 968-3000

                      6,752,347 Shares of Common Stock
                          (par value $1.00 par share)
                      ---------------------------------

     This prospectus is part of a registration statement that covers 6,752,347 shares of our common stock. These common shares may be offered and sold from time to time by certain of our shareholders (the "selling shareholders"). These shares were issued or will be issued by us to the selling shareholders upon exercise of outstanding options, rights and awards granted under the Xerox Corporation 1976 Executive Long-Term Incentive Plan and the Xerox Corporation 1991 Long-Term Incentive Plan (the "LTIPs") and outstanding options granted under the Xerox Corporation 1998 Employee Stock Option Plan (the "Employee Stock Option Plan").
The LTIPS and the Employee Stock Option Plan are collectively referred to in this prospectus as the "Plans".

     We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of the common shares, which we estimate to be $37,720.

     Our common shares are listed for trading on the New York Stock Exchange and the Chicago Stock Exchange under the symbol XRX. The last reported sale price of our common shares on the New York Stock Exchange on December 20, 1999 was $20 13/16 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                        ----------------------------



















               The date of this Prospectus is December 21, 1999.

                              TABLE OF CONTENTS
                                                                      Page
                                                                      ----

Where You Can Find More Information...................................  2
Xerox Corporation.....................................................  3
Use of Proceeds.......................................................  3
Plan of Distribution..................................................  3
Selling Shareholders..................................................  4
Legal Matters.........................................................  6
Experts...............................................................  6

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated into this prospectus by reference is accurate at any date other than the date on the cover of this prospectus.

                 -------------------------------------------

                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for forther information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 (other than the information required by paragraphs (k) and (l) of Section 229.402 of Regulation S-K) or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     We have filed with the Commission Form S-8 Registration Statements under the the Securities Act of 1933 (the "Securities Act") with respect to the common shares covered by this prospectus. For further information about Xerox and the common shares covered by this prospectus, you may read and copy the registration statements and the documents filed as exhibits to copy the registration statements.

     (a) Annual Report on Form 10-K for the fiscal year ended December 31,
1998;

     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;


                                      2

     (c) Current Reports on Form 8-K dated December 18, 1998 (filed January 29, 1999), January 25, 1999, March 26, 1999, May 13, 1999, June 24, 1999,
September 22, 1999, December 9, 1999 and December 10, 1999;

     (d) Description of our Shareholders Rights Plan (the "Rights Plan") contained in Form Form 8-A filed with the Commission on April 7, 1997, as amended by Amendment No. 1 thereto filed with the Commission on January 26, 1999; and description of the Rights Agreement dated as of April 7, 1997 between us and The First National Bank of Chicago, as Rights Agent (the "Rights Agreement"), with respect to the Rights Plan, which is filed as
Exhibit 4.10 to our Current Report on Form 8-K dated April 7, 1997. The Rights Plan and the Rights Agreement relate to the rights to purchase the Company's Series A Cumulative Preferred Stock (the "Preferred Stock Purchase Rights"); and

     (e) Description of our Common Stock contained in Amendment No. 4 on Form 8-A filed with the Commission on January 26, 1999, relating to our Common Stock.

     You may request a copy of these filings at no cost, by writing to or telephoning our transfer agent at the following address: The First National Bank of Boston, P.O. Box 9155, Boston, Massachusetts 02205, telephone: 1-800-828-6396.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated into this prospectus by reference is accurate at any date other than the date on the cover of this prospectus.

                              XEROX CORPORATION

     We are a New York corporation with our principal executive offices located at 800 Long Ridge Road, Stamford, Connecticut 06904, telephone
(203) 968-3000.

                               USE OF PROCEEDS

     All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

                             PLAN OF DISTRIBUTION

     All of the common shares offered by the selling shareholders were issued or will be issued by us upon exercise of outstanding options, rights and awards granted under the Plans. We have registered or are registering all of the common shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the permitted beneficiaries, transferees, assignees, donees or others who may later hold the selling shareholders' interests. We have paid and will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.



                                      3

     The selling shareholders may from time to time sell the common shares in the in one or more transactions on one or more national securities exchanges, including the New York Stock Exchange and the Chicago Stock Exchange, in the over-the-counter market, or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In addition, the selling shareholders may sell some or all of their common shares through:

 . a block trade in which a broker-dealer will attempt to sell the common shares agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

 . purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

 . ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

 . in privately negotiated transactions.

     The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

In addition to selling their common shares under this prospectus, the selling shareholders may:

 . agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the Securities Act;

 . transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

 . sell their common shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                            SELLING SHAREHOLDERS

     The following table sets forth (a) the name of the selling shareholders and their material relationships with Xerox or its affiliates within the past three years, (b) the number of common shares beneficially owned by the selling shareholders as of October 31, 1999, (c) the aggregate number of common shares which are subject to options, rights and awards granted under the Plans, (d) the aggregate number of common shares which the selling shareholders beneficially own as of October 31, 1999 and may acquire in respect of options, rights and awards granted under the Plans, some or all of which common shares may be sold pursuant to this prospectus, and (e) the number of common shares which the selling shareholders are expected to

                                      4

beneficially own after the completion of this offering, assuming they have sold all of the common shares covered by this prospectus and they have not acquired or sold any additional common shares. The selling shareholders do not own any other securities of Xerox or one percent or more of the outstanding common shares after this offering is completed.


(a) Name and        (b) Number       (c) Number of  (d) Number   (e) Number
Material            of Shares        Shares Under   of Shares    of Shares
Relationship        Owned            Options,       Offered      Owned
                                     Rights and     Hereby       After the
                                     Awards                      Offering
-----------------   ------------     -------------  -----------  ------------


Paul A. Allaire,    579,721 [1, 2]   2,549,933      3,126,198     3,456 [1, 2]
Chairman of the
Board and
Chairman of the
Executive
Committee

William F. Buehler, 133,686 [1, 3]     378,567        510,255     1,998 [1, 3]
Vice Chairman
and Director

Barry D. Romeril,   119,475 [1, 4]     533,796        652,329       942 [1, 4]
Vice Chairman,
Chief Financial
Officer and
Director of Xerox
Corporation;
Chairman of Xerox
Credit Corporation

G. Richard Thoman,  124,626 [1, 5]   2,359,107      2,463,565    20,168 [1, 5]
President, Chief
Executive Officer
and Director

------------------------

[1] Includes common shares which may be converted from shares of Series B Convertible Preferred Stock ("Series B Shares"). Each Series B Share is convertible into six common shares, and is owned through the selling shareholder's account in the Xerox Corporation Employee Stock Option Plan.

[2] Includes 3,456 common shares which may be converted from 576 shares of Series B Shares.

[3] Includes 1,998 common shares which may be converted from 333 shares of Series B Shares.


                                      5

[4] Includes 942 common shares which may be converted from 157 shares of Series B Shares.

[5] Includes 168 common shares which may be converted from 28 shares of Series B Shares.


     There is no assurance that the selling shareholders will sell any or all of the common shares offered by him under this prospectus. The prospectus may from time to time be amended or supplemented to add or delete persons who have acquired or will acquire common shares under the Plans, or who have disposed of such common shares, to or from the list of selling shareholders.

                                LEGAL MATTERS

     Martin S. Wagner, Esq., Associate General Counsel, Corporate, Finance and Ventures of Xerox is giving his opinion on the validity of the common shares.
                                   EXPERTS

     The consolidated financial statements and schedule of Xerox Corporation and consolidated subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this prospectus and elsewhere in the registration statement, in reliance upon the reports set forth therein of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.





























                                      6
        PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Xerox Corporation (the "Company") hereby incorporates by reference in this registration statement the following documents and information heretofore filed with the Commission (File No. 1-4471):

     (a) Annual Report on Form 10-K for the fiscal year ended December 31,
1998;

     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     (c) Current Reports on Form 8-K dated December 18, 1998 (filed January 29, 1999), January 25, 1999, March 26, 1999, May 13, 1999, June 24, 1999,
September 22, 1999, December 9, 1999 and December 10, 1999;

     (d) Description of the Company's Shareholders Rights Plan (the "Rights Plan") contained in Form Form 8-A filed with the Commission on April 7, 1997, as amended by Amendment No. 1 thereto filed with the Commission on January 26, 1999; and description of the Rights Agreement dated as of April 7, 1997 between the Company and The First National Bank of Chicago, as Rights Agent (the "Rights Agreement"), with respect to the Rights Plan, which is filed as Exhibit 4.10 to the Company's Current Report on Form 8-K dated April 7, 1997. The Rights Plan and the Rights Agreement relate to the rights to purchase the Company's Series A Cumulative Preferred Stock (the "Preferred Stock Purchase Rights"); and

     (e) Description of the Company's Common Stock contained in Amendment No. 4 on Form 8-A filed with the Commission on January 26, 1999, relating to the Company's Common Stock.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities covered hereby then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The legality of the shares of Common Stock offered pursuant to this registration statement has been passed upon for the Company by Martin S. Wagner, Esq., Associate General Counsel, Corporate, Finance and Ventures of Xerox.

Item 6.  Indemnification of Directors and Officers.

     Article VIII, Section 2 of the Company's By-Laws states:

          "Indemnification of Directors and Officers: Except to the extent expressly prohibited by law, the Company shall indemnify any person, made or threatened to be made, a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Company or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the Company shall have given its prior approval thereto. Such indemnification shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law. In addition to the foregoing, the Company is authorized to extend rights to indemnification and advancement of expenses to such persons by i) resolution of the shareholders, ii) resolution of the Directors or iii) an agreement, to the extent not expressly prohibited by law."

     Reference is made to Sections 721 through 726 of the Business Corporation Law of the State of New York.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following is a list of exhibits filed as part of this registration statement:

Exhibit No.  Description
-----------  -----------
  5          Opinion of Martin S. Wagner, Esq.
 23 (a)      Consent of Independent Auditors.
    (b)      Consent of Martin S. Wagner, Esq. (see Exhibit 5).
 24 (a)      Certified Resolution.
    (b)      Power of Attorney.

Item 9.  Undertakings.     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of December 1999.

                                       XEROX CORPORATION (Registrant)

                                       By: /s/ G. RICHARD THOMAN*
                                           --------------------------
                                           G. Richard Thoman
                                           President and
                                           Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of December 21, 1999.

        (Signature)             (Title)

Principal Executive Officer:
G. RICHARD THOMAN*              President, Chief Executive Officer
                                and Director

Principal Financial Officer:
BARRY D. ROMERIL*               Vice Chairman, Chief Financial Officer
                                and Director

Principal Accounting Officer:
PHILIP D. FISHBACH*             Vice President and Controller

Directors:
PAUL A. ALLAIRE
WILLIAM F. BUEHLER
B. R. INMAN              )
ANTONIA AX:SON JOHNSON   )
VERNON E. JORDAN, JR.    )
YOTARO KOBAYASHI         )
HILMAR KOPPER            )
RALPH S. LARSEN          )
GEORGE J. MITCHELL       )
N. J. NICHOLAS, JR.      )
JOHN E. PEPPER           )
PATRICIA F. RUSSO        )
MARTHA R. SEGER          )
THOMAS C. THEOBALD       )

*By: /s/ MARTIN S. WAGNER
     ---------------------
     Martin S. Wagner
     Attorney-in-Fact